Filed pursuant to Rule 424(b)(3)
File No. 333-216037

FS CREDIT REAL ESTATE INCOME TRUST, INC.

Supplement dated June 1, 2018

to

Prospectus dated May 2, 2018

This supplement contains information which amends, supplements or modifies certain information contained in the Prospectus of FS Credit Real Estate Income Trust, Inc. dated May 2, 2018 (as so supplemented and amended, the “Prospectus”). Capitalized and/or defined terms used in this supplement have the same meanings as in the Prospectus, unless otherwise stated herein.

You should carefully consider the “Risk Factors” beginning on page 37 of the Prospectus before you decide to invest in shares of our common stock.

Recent Share Pricing Information

Below is the daily NAV per share, as determined in accordance with our valuation guidelines, for each business day from May 1 to May 31, 2018, for each of our classes of common stock:

	NAV per Share
Class	Class T	Class T-C	Class D	Class M	Class I	Class S(1)	Class Y(1)
Ticker	ZFRETX	ZFRTCX	ZFREDX	ZFREMX	ZFREIX	ZFRESX	ZFREYX
CUSIP	302950100	302950704	302950209	302950308	302950407	302950506	302950605

Date
5/31/18(2)	$24.88	$24.98	$24.87	$24.96	$24.46	$24.47	$ 24.47
5/30/18	$24.97	$25.10	$24.99	$25.10	$24.58	$24.61	$ 24.62
5/29/18	$24.97	$25.09	$24.99	$25.10	$24.58	$24.61	$ 24.61
5/25/18	$24.96	$25.08	$24.98	$25.09	$24.57	$24.59	$ 24.59
5/24/18	$24.96	$25.07	$24.97	$25.08	$24.56	$24.59	$ 24.59
5/23/18	$24.96	$25.07	$24.97	$25.08	$24.56	$24.59	$ 24.59
5/22/18	$24.94	$25.06	$24.95	$25.06	$24.54	$24.57	$ 24.57
5/21/18	$24.95	$25.06	$24.97	$25.07	$24.55	$24.58	$ 24.58
5/18/18	$24.94	$25.06	$24.96	$25.06	$24.54	$24.57	$ 24.57
5/17/18	$24.94	$25.06	$24.95	$25.06	$24.54	$24.56	$ 24.56
5/16/18	$24.93	$25.05	$24.95	$25.05	$24.53	$24.55	$ 24.56
5/15/18	$24.93	$25.05	$24.94	$25.05	$24.53	$24.55	$ 24.55
5/14/18	$24.93	$25.05	$24.94	$25.05	$24.53	$24.55	$ 24.55
5/11/18	$24.92	$25.04	$24.93	$25.04	$24.52	$24.54	$ 24.54
5/10/18	$24.92	$25.04	$24.93	$25.04	$24.51	$24.53	$ 24.53
5/9/18	$24.91	$25.03	$24.92	$25.03	$24.51	$24.53	$ 24.53
5/8/18	$24.91	$25.03	$24.92	$25.03	$24.51	$24.52	$ 24.52
5/7/18	$24.92	$25.03	$24.92	$25.03	$24.50	$24.52	$ 24.52
5/4/18	$24.90	$25.00	$24.90	$25.00	$24.48	$24.49	$ 24.49
5/3/18	$24.90	—	$24.90	—	$24.48	$24.49	$ 24.49
5/2/18	$24.90	—	$24.89	—	$24.48	$24.48	$ 24.48
5/1/18	$24.89	—	$24.89	—	$24.47	$24.48	$ 24.48

(1)	Shares of Class S and Class Y common stock are currently being offered only pursuant to private placement offerings.
(2)	Denotes a regular distribution payment date.

Purchases and repurchases of shares of all of our publically offered share classes (Class T, Class T-C, Class D, Class M and Class I) will be made based on the appropriate day’s applicable per share NAV, plus for purchases of Class T-C and Class T shares, applicable selling commissions and for purchases of Class T shares, applicable dealer manager fees. On each business day, our NAV per share for each share class is posted on our website, www.FSInvestments.com, and made available on our toll-free telephone line, 877-628-8575.

Reallowance of Stockholder Servicing Fees

The following supplements and amends the disclosure throughout the Prospectus related to stockholder servicing fees:

The dealer manager will reallow (pay) stockholder servicing fees to participating broker-dealers, servicing broker-dealers and financial institutions (including bank trust departments) for ongoing stockholder services performed by such broker-dealers and financial institutions, and will waive (pay back to us) stockholder servicing fees to the extent a broker-dealer or financial institution is not eligible or otherwise declines to receive all or a portion of it.

Eligibility to receive stockholder servicing fees is conditioned on a broker-dealer or financial institution providing the following ongoing services with respect to the Class T, Class T-C, Class D and Class M shares: assistance with recordkeeping, answering investor inquiries regarding us, including regarding distribution payments and reinvestments, helping investors understand their investments upon their request and assistance with share repurchase requests. If the applicable broker-dealer or financial institution is not eligible to receive the stockholder servicing fee due to failure to provide these services or otherwise declines to receive all or a portion of it, the dealer manager will waive (pay back to us) the stockholder servicing fee that such broker-dealer or financial institution would have otherwise been eligible to receive. The stockholder servicing fees are ongoing fees that are not paid at the time of purchase.